Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FOURTH QUARTER AND FULL YEAR

RESULTS FOR FISCAL 2006; INITIATES FISCAL 2007 GUIDANCE

30% Sales Growth for the Fourth Quarter; 17% Sales Growth for Fiscal 2006

68% Increase in Operating Earnings for the Quarter and 37% for Fiscal 2006

Strong Branded Products Performance Driven by Organic Growth and Contribution from Acquisitions

10% Sales Growth and 20% Operating Earnings Growth Forecast for Fiscal 2007

WALNUT CREEK, CALIFORNIA, December 7, 2006 – Central Garden & Pet Company (NASDAQ: CENT) today announced fourth quarter and full year results for its fiscal year ended September 30, 2006.

For the fourth quarter of fiscal 2006, the Company reported net sales of $421 million, an increase of 30% from $323 million in the comparable 2005 period. Income from operations for the quarter increased 68% to $21.4 million from $12.7 million in the year ago period. Net income for the quarter decreased 10% to $6.0 million, or $0.25 per fully diluted share, from $6.7 million, or $0.31 per fully diluted share, in the year ago period. In connection with the $9.9 million gain related to the Axelrod litigation settlement announced in the fiscal third quarter, the Company spent $9.0 million of the settlement proceeds during the fourth quarter for increased discretionary brand building and strategic work. Excluding these incremental costs, operating income was $30.4 million and earnings per diluted share was $0.49. The quarter’s results also include costs of approximately $2.1 million associated with its previously announced profit acceleration program and $1.1 million in costs related to equity compensation. Depreciation and amortization for the quarter was $5.3 million compared to $5.4 million in the year ago period. Branded product sales increased 38%. Sales of other manufacturers’ products increased 3%. Organic sales growth was 14%.

Net sales for the Garden Products segment were $184 million, an increase of 13% compared to the fourth quarter of fiscal 2005. Garden branded products sales increased $26

-more-

million or 21% while sales of other manufacturers’ products, as anticipated, declined 14%. Organic sales increased 10% in the quarter. The Garden Products segment operating income was $4.2 million in the quarter, an increase of 86% when compared to the fourth quarter of fiscal 2005. Net sales for the Pet Products segment were $237 million, an increase of 48% compared to the fourth quarter of fiscal 2005. Pet branded products sales increased $69 million or 55% and sales of other manufacturers’ products increased 21%. Organic sales increased 18% in the quarter. Operating income for the Pet Products segment was $31 million in the quarter, an increase of 69%, when compared to the fourth quarter of fiscal 2005.

Net sales for fiscal year 2006 were $1.62 billion, an increase of 17% from $1.38 billion in fiscal 2005. Operating income increased 37% to $137 million compared to last year. Net income for the year increased 22% to $65.5 million from $53.8 million in the prior year. Diluted earnings per share was $2.85, a 14% increase over the prior year. These results include $7.6 million in costs associated with the previously announced profit acceleration program, $5.1 million in costs related to equity compensation, a $9.9 million gain related to the Axelrod litigation settlement and an offsetting $9.9 million in costs associated with increased discretionary brand building and strategic work. Depreciation and amortization for the year was $24.0 million compared to $19.6 million in the prior year. Branded product sales increased 23%. Sales of other manufacturers’ products, as anticipated, declined 1%. Organic sales growth, adjusted for the disposition of an operating unit and the reduction of certain third party accounts related to our garden distribution operations in fiscal 2005, was 7% for the year.

“We had both an excellent fourth quarter and fiscal year characterized by strong sales and record profits,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “Throughout the year, we focused on strengthening our brands through our commitment to innovation and contribution from strategic acquisitions. We also improved our effectiveness and efficiency, expanding our operating margins by 110 basis points and improving our Return on Invested Capital by 90 basis points for the year.”

The Company initiated its fiscal 2007 guidance. Net sales for the year are projected to be between $1.76 billion and $1.78 billion, an increase of approximately 10% when compared with fiscal 2006. Operating income is expected to be between $162 million and $166 million an increase of approximately 20%. Net income is expected to be between $73 million and $75 million, an increase of approximately 13% when compared with fiscal year 2006. The corresponding earnings per fully diluted share is expected to be between $3.00 and $3.10. This guidance does not assume any additional acquisitions.

“We project fiscal 2007 to be another solid year in terms of sales growth. We are, however, experiencing significantly higher-than-expected grain costs associated primarily with our wild bird feed operations,” noted Mr. Novotny. “Mixed crop yields, global shortages combined with increased demand for bio-fuel crops, such as corn, for ethanol plants, has resulted in skyrocketing grain costs. Grain costs, associated primarily with our wild bird feed operations, have increased up to approximately 40% over the past 30 to 90 days. After including expected price increases at retail, we project an $8 to $10 million operating profit reduction for the year. However, despite this pressure, we believe we will grow operating earnings by approximately 20% and continue to expand margins.”

The Company will discuss its fourth quarter and full year fiscal 2006 results and 2007 guidance on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands Pennington and The Rebels; wild bird feed and the brands Pennington and Kaytee; weed and insect control and the brands AMDRO, Sevin, Ironite and Over ‘N Out and; decorative outdoor patio products and the brands Norcal, New England Pottery and Matthews Four Seasons. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands Adams and Zodiac; aquatics and reptile and the brands Oceanic, Aqueon and RZilla; bird & small animal and the brands Kaytee, Super Pet and CritterTrail; dog & cat and the brands TFH/Nylabone, Four Paws, Pinnacle and Avoderm and; equine and the brands Farnam, Bronco and Super Mask. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
Net Sales	$420,774	$323,021	$1,621,531	$1,380,644
Cost of Goods Sold and Occupancy	285,923	223,533	1,086,219	937,989

Gross Profit	134,851	99,488	535,312	442,655
Selling, General and Administrative Expenses	113,427	86,766	398,510	342,526

Income from Operations	21,424	12,722	136,802	100,129
Interest Expense	(11,893)	(6,087)	(40,677)	(23,125)
Interest Income	138	2,128	3,007	2,465
Other Income	(140)	(17)	3,083	4,576

Income Before Income Taxes	9,529	8,746	102,215	84,045
Income Taxes	3,429	2,030	35,791	30,258
Minority Interest	81	—	890	—

Net Income	$6,019	$6,716	$65,534	$53,787

Basic Earnings Per Common Share:	$0.26	$0.32	$2.90	$2.58
Diluted Earnings Per Common Share:	$0.25	$0.31	$2.85	$2.50
Weighted Average Shares Outstanding
Basic	23,582	21,062	22,611	20,813
Diluted	23,911	21,787	23,018	21,526

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2006	September 24, 2005
Assets
Current Assets:
Cash & Cash Equivalents	$28,406	$28,792
Accounts Receivable	239,172	184,896
Inventories	332,214	270,736
Other Current Assets	34,910	25,853

Total Current Assets	634,702	510,277
Property & Equipment—Net	162,604	110,595
Goodwill	557,820	364,847
Other Assets	178,697	70,630

Total	$1,533,823	$1,056,349

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$122,960	$96,455
Accrued Expenses	81,305	68,152
Current Portion of Long-Term Debt	3,039	2,210

Total Current Liabilities	207,304	166,817
Long-Term Debt	565,410	320,854
Other Long-Term Obligations	29,583	18,500
Convertible Redeemable Preferred Stock	3,000	3,000
Minority Interest	1,167	—
Shareholders’ Equity	727,359	547,178

Total	$1,533,823	$1,056,349

Non-GAAP Financial Measures

This release includes non-GAAP (pro forma) income from operations and diluted earnings per share data.

These measures are not in accordance with, or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP (pro forma) measures used by other companies. Our management believes that the presentation of non-GAAP (pro forma) income from operations and diluted earnings per share, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors regarding how this specific use of funds affected our statement of operations. The following table presents reconciliations to GAAP measures of non-GAAP measures used in this release.

Reconciliation of Historical GAAP Basis Results to Historical non-GAAP Basis Information

(in millions, except per share data):

Three months ended September 30, 2006
GAAP income from operations	$21.4
Plus: increased discretionary brand building and strategic work	9.0

Pro forma income from operations	$30.4
GAAP earnings per share - diluted	$0.25
Plus: increased discretionary brand building and strategic work	0.24

Pro forma earnings per share - diluted	$0.49